EXHIBIT 5.1

Oakley Thompson & Co.
[ABN 50 092 053 239]
Solicitors and Consultants

LEVEL 19, 500 COLLINS STREET, MELBOURNE VIC 3000 AUSTRALIA
DX 30975 STOCK EXCHANGE - MELBOURNE
TEL: (61 3) 8676 0222 FAX: (61 3)8676 0275
frontdesk@oakleythomson.com

September 25, 2008

Prana Biotechnology Limited
Level 2, 369 Royal Parade
Parkville, Victoria 3052
Australia

Ladies and Gentlemen:

        We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on behalf of Prana Biotechnology Limited ABN 37 080 699 065, an Australian company (the “Company”), relating to 3,800,000 of the Company’s ordinary shares, no par value (the “Shares”), issuable upon the exercise of options previously granted under the Company’s 2004 American Depository Share (ADS) Option Plan (the “Plan”). The Shares may be represented by the Company’s American Depository Shares, evidenced by American Depositary Receipts (“ADRs”), each of which represents ten ordinary shares, under the Deposit Agreement dated March 23, 2001, as amended and restated as of, December 21, 2007, among the Company, The Bank of New York, as depositary, and the holders and owners from time to time of the Company’s ADRs issued thereunder.

        As Australian counsel to the Company, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion. Upon the basis of such examination, we are of the opinion that, the Shares, when issued and paid for pursuant to the terms of the Plan and the grants thereunder, will be legally and validly issued, fully paid and non-assessable.

        The opinion expressed herein is limited to the laws of Victoria, Australia as in effect on the date of this opinion, and we do not express any opinion as to the laws of any other jurisdiction.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Oakley Thomson & Co. Pty Ltd Oakley Thomson & Co. Pty Ltd